Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-110593, 333-110952, 333-129156, 333-145432, 333-161742, 333-161745, 333-161749, 333-186683, 333-49448, 333-65802, 333-66430, 333-71774, 333-72010, 333-75810, 333-96615, 333-192713, 333-100794, 333-204725, 333-238779, 333-265921, 333-279849 on Form S-8, and Registration Statement No. 333-53672 on Form S-3, of our reports dated February 26, 2025 relating to the consolidated financial statements of SpartanNash Company and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 28, 2024.

/s/ DELOITTE & TOUCHE LLP

Grand Rapids, Michigan

February 26, 2025